Exhibit 5.1

Potter Anderson & Corroon LLP
1313 N. Market Street, 6th Floor
Wilmington, DE 19801-6108
302.984.6000
potteranderson.com
March 9, 2026

Owlet, Inc.
2940 West Maple Loop Drive, Suite 203
Lehi, Utah 84048
Re:    Registration Statement of Owlet, Inc. on Form S-3
Ladies and Gentlemen:
We have acted as special Delaware counsel to Owlet, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to 9,643,647 shares of Class A Common Stock, par value, $0.0001 per share, of the Company (the “Common Stock”) held by the securityholders named in the prospectus thereto (the “Registered Holders”), of which (i) 2,647,762 shares of Common Stock were issued to the Registered Holders in connection with the business combination pursuant to the Business Combination Agreement (as defined in Exhibit A) (the “Business Combination Registered Shares”), (ii) 1,336,152 shares of Common Stock are issuable to the Registered Holders upon the conversion of the outstanding shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) (such shares of Common Stock, the “Series A Registered Common Shares”), (iii) 1,074,358 shares of Common Stock are issuable to the Registered Holders upon the conversion of the outstanding shares of Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”) (such shares of Common Stock, the “Series B Registered Common Shares”), and (iv) 4,585,375 shares of Common Stock were issued to the Registered Holders pursuant to and in accordance with the Exchange Agreement, dated as of August 7, 2025 (the “Exchange Agreement”), by and among the Company and certain holders (the “Holders”) of Series A Warrants (as defined in Exhibit A) and, if applicable, Series B Warrants (as defined in Exhibit A) (such of shares of Common Stock, the “Warrant Registered Common Shares”). In connection with the filing of the Registration Statement, you have asked us to pass upon the validity of the Common Stock being offered pursuant to the prospectus included in the Registration Statement. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

Owlet, Inc.
March 9, 2026

For the purpose of rendering our opinions as stated herein, we have conducted no independent factual investigation of our own, and have examined only copies of the documents listed on Exhibit A hereto, each of which has been supplied to us by or on behalf of the Company or has been obtained through publicly available records.
For purposes of this opinion letter, we have not reviewed any documents, agreements or records other than the documents, agreements or records listed on Exhibit A. In particular, we have not reviewed, and express no opinion on, any document, agreement or record (other than the documents, agreements or records listed on Exhibit A) that is referred to or incorporated by reference into, the documents, agreements or records reviewed by us (unless otherwise listed on Exhibit A). We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is inconsistent with or would otherwise alter the opinions stated herein.
As to certain factual matters, we have relied upon the Officer’s Certificate (as defined in Exhibit A) and have not sought to independently verify such matters.
Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that:
A.Upon the issuance and delivery of the Series A Registered Common Shares pursuant to and in accordance with the terms of the Series A Preferred Stock and their offering pursuant to the prospectus included in the Registration Statement, such shares will be validly issued, fully paid and non-assessable.
B.Upon the issuance and delivery of the Series B Registered Common Shares pursuant to and in accordance with the terms of the Series B Preferred Stock and their offering pursuant to the prospectus included in the Registration Statement, such shares will be validly issued, fully paid and non-assessable.
C.The Business Combination Registered Shares and the Warrant Registered Common Shares to be offered pursuant to the prospectus included in the Registration Statement are validly issued, fully paid and nonassessable.
The opinions expressed herein are subject in all respects to the following assumptions, limitations, and qualifications:
(i)    Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) in effect on the date hereof. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, blue sky laws, antitrust laws, insurance laws, tax laws, and regulations of stock exchanges or of any other regulatory body.

Owlet, Inc.
March 9, 2026

(ii)     We have assumed that each of the parties to each of the documents examined by us is duly organized, incorporated, or formed, is validly existing, and, if applicable, is in good standing under the laws of its respective jurisdiction of organization, incorporation or formation. In addition, we have assumed that each of the parties (exclusive of the Company) to each of the documents examined by us has all requisite legal capacity, power, authority, and legal right to execute, deliver, and perform its obligations under each such document to which it is a party. We have also assumed that the execution, delivery and performance of each of the documents examined by us has been duly authorized by each of the parties thereto (exclusive of the Company), and has been duly executed and delivered by each of the parties thereto in the form submitted for our review. We have also assumed that the due authorization, execution and delivery of each document examined by us by each of the parties thereto, the performance by each of such parties of their respective obligations thereunder, and the consummation of the transactions contemplated thereby, does not result in the breach of the terms of, and does not (a) result in a breach of the terms of, and does not contravene the constituent documents or any law, rule, or regulation applicable to, any such party thereto (exclusive of, with respect to the Company only, the Company’s constituent documents and any law, rule or regulation of the State of Delaware applicable to the Company), (b) result in a breach of the terms of, and does not contravene, any contractual restriction binding upon any such party thereto, or (c) require under any law, statute, rule, or regulation applicable to any party thereto any registration or filing with, or any authorization, consent or approval of, any governmental authority (other than the filing of the Registration Statement with the Commission, which you have advised us is required by the Act).
(iii)    We have assumed, without any investigation, (a) the legal capacity of natural persons who are signatories to the documents examined by us, (b) the genuineness of all signatures on all documents examined by us, (c) the authenticity of all documents submitted to us as originals, (d) the accuracy and completeness of all documents examined by us, (e) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, or other copies, and (f) that the documents, in the forms submitted to us for review, have not been and will not be altered, modified, or amended in any respect, and have not otherwise been revoked since the time of their adoption and remain in full force and effect.
(iv)     We have assumed that the Business Combination Registered Shares and the Warrant Registered Common Shares are duly registered on the Company’s stock ledger and that the Business Combination Registered Shares and the Warrant Registered Common Shares are uncertificated. We also assume that, at the time of the issuance of the Series A Registered Common Shares and the Series B Registered Common Shares, there will be a sufficient number of unissued shares of Common Stock, which shares had not been previously subscribed for, reserved, or otherwise committed to be issued, available to satisfy the obligation of the Company to issue such shares. We have further assumed that the issuance of the Series A Registered Common Shares and the Series B Registered Common Shares will be duly registered on the Company’s stock ledger and that the Series A Registered Common Shares and the Series B Registered Common Shares will be uncertificated.

Owlet, Inc.
March 9, 2026

(v)    We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof and will be true and correct on the date the Company is or becomes obligated to issue the Series A Registered Common Shares and the Series B Registered Common Shares.
(vi)    The opinions set forth herein are subject to and may be limited by (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting creditors rights generally including, without limitation, the Delaware Uniform Fraudulent Transfer Act, the provisions of the United States Bankruptcy Code and the Delaware insolvency statutes, (b) principles of equity including, without limitation, concepts of materiality, good faith, fair dealing, conscionability and reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) applicable law relating to fiduciary duties, (d) public policy limitations with respect to exculpation, contribution, indemnity and advancement provisions, (e) the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right other than, as a matter of state law in the state courts of the State of Delaware, the right to a trial by jury, (f) generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected, (g) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, (h) the qualification that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable and (i) the qualification that provisions requiring the payment of attorneys’ fees may be limited.
(vii)    We express no opinion as to the Uniform Commercial Code (including the Delaware Uniform Commercial Code, 6 Del. C. § 1-101 et seq., in effect on the date hereof) or as to whether any filings may be required thereunder in connection with any of the documents examined by us.
(viii)    The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of the DGCL as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.
We hereby consent to your filing this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” These opinions are rendered solely for your benefit in connection with the filing of the Registration Statement and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity. In giving this consent, we do not thereby admit that we are in the

Owlet, Inc.
March 9, 2026

category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Potter Anderson & Corroon LLP

Owlet, Inc.
March 9, 2026

Exhibit A
1.The Second Amended and Restated Certificate of Incorporation of the Company (f/k/a Sandbridge Acquisition Corporation), as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 15, 2021, which became effective on the same (the “Second A&R Charter”), as amended by that certain State of Delaware Certificate of Change of Registered Agent And/Or Registered Office, as filed with the Secretary of State on November 3, 2022, which became effective on the same, and as further amended by the Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State on February 17, 2023, which became effective on the same, and as further amended by the Certificate of Amendment to Second A&R Charter, as filed with the Secretary of State on July 7, 2023, which became effective on the same, and as further amended by the Certificate of Designation of Series B Preferred Stock, as filed with the Secretary of State on February 29, 2024, which became effective on the same, and as further amended by the Certificate of Amendment of Second A&R Charter, as filed with the Secretary of State on October 10, 2025, which became effective on the same.
2.The Amended and Restated Bylaws of the Company, effective July 15, 2021.
3.The Amended and Restated Bylaws of the Company, which constitute the bylaws of the Company currently in effect.
4.The Registration Statement.
5.The resolutions of the Board of Directors of the Company (the “Board”), adopted at a meeting of the Board held on February 12, 2021, pursuant to which the Board, among other things, approved and declared advisable the Second A&R Charter and the Business Combination Agreement (as defined below).
6.The Certificate Regarding Shareholder Vote, dated July 14, 2021 and executed by the Chief Executive Officer of the Company, and Annex A attached thereto (Report of Inspector of Election).
7.Proxy Statement for Special Meeting of Sandbridge Acquisition Corporation and Prospectus for 44,116,721 Shares of Class A Common Stock of Sandbridge Acquisition Corporation (Registration No. 333-254888), filed by the Company with the Commission under the Act.
8.The Business Combination Agreement, dated as of February 15, 2021, by and among Sandbridge Acquisition Corporation, Project Olympus Merger Sub, Inc. and Owlet Baby Care Inc. (the “Business Combination Agreement”).
9.The Certificate of Merger for the Merger of Project Olympus Merger Sub, Inc. with and into Owlet Baby Care Inc., as filed with the Secretary of State on July 15, 2021, which became effective on the same.

Owlet, Inc.
March 9, 2026

10.The Action by Unanimous Written Consent of the Board, effective April 26, 2023, pursuant to which the Board, among other things, adopted, approved and declared advisable eleven alternative amendments to the Second A&R Charter that would effect, among other things, a range of reverse stock splits, including a reverse stock split whereby each 14 shares of Common Stock, issued and outstanding immediately prior to July 7, 2023 at 5:00 p.m. Eastern Time (the “Effective Time”), would be reclassified, combined and reconstituted into one share of Common Stock at the Effective Time (such reverse stock split, the “Reverse Split” and such reverse stock split amendments, the “Reverse Stock Split Amendments”).
11.The Action by Unanimous Written Consent of the Board, effective June 26, 2023, pursuant to which, among other things, the Board abandoned all of the Reverse Stock Split Amendments, other than the amendments set forth in the certificate of amendment to the Second A&R Charter providing for, among other things, the Reverse Split (the “Certificate of Amendment”), and authorized the officers of the Company to prepare and file the Certificate of Amendment.
12.The Certificate & Final Report of the Inspector of Election, dated July 3, 2023, for the 2023 Annual Meeting of the Stockholders of the Company held on June 23, 2023.
13.The Code of Business Conduct and Ethics of the Company, effective July 15, 2021 (the “2021 Code of Business Conduct and Ethics”).
14.The Code of Business Conduct and Ethics of the Company, effective August 15, 2023 (the “2023 Code of Business Conduct and Ethics”).
15.The Related Person Transaction Policy and Procedures of the Company, effective July 15, 2021 (the “2021 Related Person Transaction Policy and Procedures”).
16.The Related Person Transaction Policy and Procedures of the Company, effective July 25, 2024 (the “2024 Related Person Transaction Policy and Procedures”).
17.The Action by Unanimous Written Consent of the Board, dated February 7, 2023, pursuant to which the Board, among other things, established an ad hoc financing committee of the Board (the “2023 Financing Committee”).
18.The Action by Unanimous Written Consent of the Audit Committee of the Board (the “Audit Committee”), dated February 17, 2023, pursuant to which the Audit Committee, among other things, ratified, authorized and approved the 2023 Investment Agreements (as defined below) and authorized the issuance of the shares of Series A Preferred Stock pursuant thereto and the issuance of the shares of Common Stock upon the conversion of the shares of Series A Preferred Stock in accordance with its terms under the 2021 Related Person Transaction Policy and Procedures and the 2021 Code of Business Conduct and Ethics.
19.The Action by Unanimous Written Consent of the 2023 Financing Committee, dated February 16, 2023, pursuant to which the Financing Committee, among other things, approved the 2023 Investment Agreements and authorized the issuance of the shares of

Owlet, Inc.
March 9, 2026

Series A Preferred Stock pursuant thereto and the issuance of the shares of Common Stock upon the conversion of the shares of Series A Preferred Stock in accordance with its terms.
20.The Investment Agreement, by and among the Company and Trilogy Equity Partners, LLC, Walleye Opportunities Master Fund Ltd, Litespeed Master Fund, LTD. and Cedar Holdings MGMT LLC, dated as of February 17, 2023 (the “Trilogy Investment Agreement”).
21.The Investment Agreement, by and among the Company and Eclipse Early Growth Fund I, L.P., John Stanton and Terry Gillespie, TIC, Samuel Thomsen Trust #2, Peter Thomsen Trust #2, Kurt Workman, John Kim, John Frankel, Oliver Frankel and The Melton 2020 Irrevocable Trust, dated as of February 17, 2023 (together, with the Trilogy Investment Agreement, the “2023 Investment Agreements”).
22.The Action by Unanimous Written Consent of the Board, dated February 15, 2024, pursuant to which the Board, among other things, established a special finance committee of the Board (the “2024 Finance Committee”).
23.The Action by Unanimous Written Consent of the Audit Committee, dated February 25, 2024, pursuant to which the Audit Committee, among other things, ratified, authorized and approved the 2024 Investment Agreement (as defined below) and authorized the issuance of the shares of Series B Preferred Stock pursuant thereto and the issuance of the shares of Common Stock upon the conversion of the shares of Series B Preferred Stock in accordance with its terms under the 2021 Related Person Transaction Policy and Procedures and the 2023 Code of Business Conduct and Ethics.
24.The Action by Unanimous Written Consent of the 2024 Finance Committee, dated February 25, 2024, pursuant to which the 2024 Finance Committee, among other things, approved the 2024 Investment Agreement and authorized the issuance of the shares of Series B Preferred Stock and the issuance of the shares of Common Stock upon the conversion of the shares of Series B Preferred Stock in accordance with its terms.
25.The Written Consent of the Series A Convertible Preferred Stockholders of the Company, dated February 25, 2024, pursuant to which such holders of shares of Series A Preferred Stock, among other things, authorized and approved the creation, authorization and issuance of the Series B Preferred Stock.
26.The Investment Agreement, by and among the Company and Eclipse Early Growth Fund I, L.P., Trilogy Equity Partners, LLC, John Stanton and Terry Gillespie, TIC, Samuel Thomsen Trust No. 2, Peter Thomsen Trust No. 2, and John Kim, dated as of February 25, 2024 (the “2024 Investment Agreement”).
27.The Action by Unanimous Written Consent of the Board, effective as of July 8, 2025 (the “July 8 Consent”), pursuant to which the Board, among other things, established a special committee of the Board (the “Special Committee”) and delegated to the Special Committee the power and authority to, among other things, (i) consider and evaluate the advisability of one or more negotiated transactions involving the outstanding shares of

Owlet, Inc.
March 9, 2026

the Series A Preferred Stock, certain warrants to purchase shares of the Common Stock held by the holders of the Series A Preferred Stock (such warrants, the “Series A Warrants”), shares of the Company’s Series B Preferred Stock and/or certain warrants to purchase shares of the Common Stock held by the holders of the Series B Preferred Stock (such warrants, the “Series B Warrants” and, with the Series A Warrants, the “Warrants”) and (ii) approve or reject such a potential transaction.
28.The Action by Unanimous Written Consent of the Board, effective as of August 6, 2025, pursuant to which the Board, among other things, supplemented the July 8 Consent.
29.The resolutions of the Special Committee, adopted at a meeting of the Special Committee held on August 7, 2025, pursuant to which the Special Committee, among other things, (1) approved and authorized the Exchange Agreement and the transactions contemplated thereby, (2) approved the execution and delivery of the Exchange Agreement by the Company, the performance by the Company of its covenants and other obligations contained thereunder and the consummation of the transactions or other actions contemplated by the Exchange Agreement, and (3) authorized and approved the issuance of the Exchanged Shares (as defined in the Exchange Agreement) to the Holders pursuant to, and in accordance with, the terms and conditions set forth in the Exchange Agreement, including the issuance of up to 5,426,429 shares of Common Stock to all of the Holders.
30.The Action by Unanimous Written Consent of the Audit Committee, effective as of August 7, 2025, pursuant to which the Audit Committee, among other things, ratified, authorized and approved the Exchange Agreement and the transactions contemplated thereby, including the exchange of the Exchanged Shares for the Warrants, under the 2024 Related Person Transaction Policy and Procedures and in the context of the 2023 Code of Business Conduct and Ethics.
31.The Certificate & Final Report of the Inspector of Election, dated October 8, 2025, for the 2025 Annual Meeting of the Stockholders of the Company held on October 8, 2025.
32.The Exchange Agreement.
33.A certificate of an officer of the Company, dated March 6, 2026 (the “Officer’s Certificate”).
34.A Certificate of Good Standing with respect to the Company, dated March 6, 2026, obtained from the Secretary of State.